CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 25, 2026 relating to the financial statements of Globe Life Inc. and the effectiveness of Globe Life Inc.'s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Globe Life Inc. for the year ended December 31, 2025.

/s/ DELOITTE & TOUCHE LLP

Dallas, Texas
May 1, 2026